Exhibit 4.1

AMENDMENT NO. 1 dated as of April 21, 2015 (this “Amendment”), to the AMENDED AND RESTATED FIVE-YEAR REVOLVING CREDIT AGREEMENT dated as of July 18, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among L BRANDS, INC., a Delaware corporation, the BORROWING SUBSIDIARIES party thereto, the LENDERS party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”). Defined terms used in this Amendment and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
WHEREAS pursuant to the Credit Agreement, the Lenders have agreed to extend credit to the Company and the Borrowing Subsidiaries on the terms and subject to the conditions set forth therein;
WHEREAS the Company has requested that the Credit Agreement be amended as set forth herein; and
WHEREAS the undersigned are willing to amend the Credit Agreement on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto hereby agree as follows:
SECTION 1. Amendments to Credit Agreement.
(a) Section 5.08 of the Credit Agreement is hereby amended by deleting the word “and” after clause (f) thereof, deleting the period at the end of clause (g) thereof, adding a semicolon followed by the word “and” after clause (g) thereof and adding the following text as a new clause (h):

(h) factoring or other sales of accounts receivable from franchisees, resellers and other similar Persons, in each case, except as set forth in Schedule 5.08, conducting all or substantially all of its operations outside the United States, for cash to banks or other financial institutions; provided that (i) the outstanding uncollected face amount (less write-offs) of the receivables so sold shall not exceed $200,000,000 at any time and (ii) at the time of, and immediately after giving effect to, any such factoring or sale, no Event of Default has occurred and is continuing or would result therefrom.

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(b) Clause (e) of Section 5.08 of the Credit Agreement is hereby amended by replacing subclause (i) of the proviso thereto with the text:
at no time shall more than $200,000,000 of such obligations be secured by Liens on inventory, of which not more than $150,000,000 of such obligations shall be secured by Liens on inventory located in jurisdictions in which the granting of a Lien in respect of such inventory securing all or a portion of the Obligations (w) will be permitted under applicable law, rule and regulation, (x) will not result in adverse tax consequences to the Company or any Consolidated Subsidiary, (y) may, under the law of such jurisdiction, automatically apply to (and not be subject to additional filing, recording or other requirements to achieve perfection of such Lien on) after-acquired inventory and (z) will not cost more than the benefit to be received by the Lenders in the reasonable determination of the Administrative Agent
(c) Clause (b) of Section 5.10 of the Credit Agreement is hereby amended by replacing the text “$225,000,000” in such clause with the text “$750,000,000”.

SECTION 2. Representations and Warranties. Each of the Company and the Borrowing Subsidiaries represents and warrants to the Administrative Agent and to each of the Lenders that:

(a) This Amendment has been duly authorized, executed and delivered by the Company and the Borrowing Subsidiaries and constitutes a legal, valid and binding obligation of the Company and the Borrowing Subsidiaries, enforceable against the Company and the Borrowing Subsidiaries in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally, concepts of reasonableness and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) The representations and warranties of the Company set forth in the Credit Agreement are true and correct in all material respects on and as of the date hereof, except to the extent that any such representation or warranty expressly relates to a specified date or dates, in which case such representation or warranty is true and correct in all material respects as of such specified date or dates.

(c) At the time of and immediately after giving effect to this Amendment, no Default shall have occurred and be continuing.

SECTION 3. Effectiveness. This Amendment shall become effective as of the date (the “Amendment Effective Date”) when (a) the Administrative Agent shall have received counterparts of this Amendment that, when taken together, bear the signatures of the Company, the Borrowing Subsidiaries and the Required Lenders and (b)

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the Administrative Agent shall have received payment of all fees required to be paid by the Company pursuant to Section 8 hereof.

SECTION 4. Credit Agreement. Except as expressly set forth herein, this Amendment (a) shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Administrative Agent, the Company, the Borrowing Subsidiaries or any other Loan Party under the Credit Agreement or any other Loan Document and (b) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Company, the Borrowing Subsidiaries or any other Loan Party to any future consent to, or waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances. After the date hereof, any reference in the Loan Documents to the Credit Agreement shall mean the Credit Agreement as modified hereby. This Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

SECTION 5. Applicable Law; Waiver of Jury Trial. (a) THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b) EACH PARTY HERETO HEREBY AGREES AS SET FORTH IN SECTION 8.10 OF THE CREDIT AGREEMENT AS IF SUCH SECTION WERE SET FORTH IN FULL HEREIN.

SECTION 6. Counterparts; Amendment. This Amendment may be executed in counterparts (and by different parties hereto and on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment. This Amendment may not be amended nor may any provision hereof be waived except pursuant to a writing signed by the Company, the Borrowing Subsidiaries, the Administrative Agent and the Required Lenders.

SECTION 7. Expenses. The Company agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Amendment to the extent required under Section 8.03 of the Credit Agreement, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent.

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SECTION 8. Amendment Fees. The Company agrees to pay to the Administrative Agent, for the account of each Lender that delivers an executed counterpart hereof to the Administrative Agent prior to 5:00 p.m., New York time, on April 17, 2015, an amendment fee in an amount equal to 0.020% of the sum of each such Lender’s (x) unutilized Commitments and (y) Revolving Credit Exposure on the date hereof. In addition, the Company agrees to pay to the Administrative Agent the fees separately agreed in writing. Such fees shall be due and payable on the Amendment Effective Date.

SECTION 9. Headings. The Section headings used herein are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.

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SCHEDULE 5.08

Existing Liens

NONE.

Franchisees, resellers and other similar Persons conducting operations inside the United States

Legal Entity	US Territories Where Entity May Operate

Duty Free Americas	Airport in Miami

Duty Free World	In Flight (flights could potentially land in the US)

Hudson Group	Airports in New York City, Los Angeles, and Las Vegas

Lotte Duty Free Guam LLC	Airport in Guam

Merchandise Support Inc.	US Military Bases

Nuance Group	Airport in Las Vegas

Sheralven Enterprises	US Military Bases

St. Honore	In Flight (flights could potentially land in the US)

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